Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO ANNOUNCES 17% INCREASE IN FISCAL 2012 DRILLING BUDGET

Bakken and Three Forks Drilling Expected to Double in 2012

DENVER, COLORADO, February 1, 2012 — Credo Petroleum Corporation (NASDAQ:  CRED), an independent oil and gas company with significant assets in the North Dakota Bakken and Three Forks formations, Kansas, Nebraska, the Texas Panhandle and Oklahoma, reported today that its Board of Directors has approved a 17% increase in the Company’s fiscal 2012 drilling budget.

Increasing its capital spending to $35 million allows the Company to increase its participation in Bakken and Three Forks drilling in fiscal 2012.  Approximately 65% of the Company’s $35,000,000 drilling budget is earmarked for the Bakken and Three Forks project.

About 20 Bakken and Three Forks wells are currently scheduled for fiscal 2012.  Individual wells are expected to cost about $10 million, and the Company’s average working interest in the wells is estimated to be approximately 12%.  The Company’s actual working interest in individual wells will range from very small up to 20%.

As previously reported, the Company expects to finance its 2012 drilling budget from existing working capital, cash flow and $7 million to $12 million of debt financing.  The increased drilling budget is expected to require fiscal 2012 debt financing toward the upper end of the range.

Marlis E. Smith, Jr., Chief Executive Officer, stated, “We have great opportunity across our entire oil drilling portfolio.  In addition to increased Bakken drilling activity, we are beginning to see more Three Forks well proposals.  For 2012, we expect to double the number of Bakken and Three Forks wells in which the Company owns an interest.  We are optimistic about oil prices and we are working to accelerate realization of the value of our oil drilling projects.”

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About Credo Petroleum

Credo Petroleum Corporation (NASDAQ: CRED) is a publicly traded independent oil and gas company headquartered in Denver, Colorado.  The Company is engaged in the exploration for and the acquisition, development and marketing of crude oil and natural gas in the Mid-Continent and Rocky Mountain regions with operations primarily in North Dakota, Kansas, Nebraska, Texas Panhandle and Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	Alford B. Neely
Chief Financial Officer
or
Michael D. Davis
Chief Executive Officer (Interim)
303-297-2200
Web Site:	www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.